Exhibit 99.1

Houghton Mifflin Harcourt Announces Third Quarter 2016 Results

Reports net sales of $533 million and billings of $620 million

Company revises outlook for the full year 2016

BOSTON – Nov. 3, 2016 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights:

•	Net sales for the three months ended September 30, 2016, were $533 million, a 7% decrease compared with $576 million in the same period in 2015.

•	Billings for the three months ended September 30, 2016, were $620 million, a 9% decrease compared with $682 million in the third quarter of 2015.

•	Net income for the third quarter of 2016 was $90 million, a 31% decrease compared with $131 million for the same period in 2015.

•	Adjusted EBITDA was $168 million for the three months ended September 30, 2016, a 12% decrease compared with $192 million for the same period in 2015.

•	Pre-publication or content development costs for the third quarter were $29 million, a 12% decrease compared with $33 million for the same period in 2015.

•	The Company has lowered its full year 2016 outlook for net sales and billings in light of weaker-than-expected results in the domestic education market. 2016 net sales are now expected to be between $1,320 and $1,380 million, and billings are now expected to be between $1,370 and $1,430 million.

•	HMH launched its new science curriculum, HMH Science Dimensions, the first comprehensive K-12 science curriculum in the education market created specifically to meet the new Next Generation Science Standards (NGSS). The Company continues to innovate and develop leading core products for upcoming large new adoption market opportunities.

“While we are disappointed with the Company’s performance year to date, especially in the domestic education market, we are squarely focused on restoring growth to the business,” said Gordon Crovitz, Interim Chief Executive Officer of HMH. “We are taking necessary steps to remedy issues which resulted in loss of market share in California this year, as well as to accelerate growth in our adjacent markets in order to create greater value for shareholders and improve our financial performance.”

Joe Abbott, Chief Financial Officer of HMH added, “We believe the factors contributing to our weak performance in the California English Language Arts adoption will result in lower than expected market share for the full year. We have revised our full year 2016 outlook to reflect year to date results and our expectations for fourth quarter performance. As we look forward, we see robust domestic education market opportunities and are focused on capturing market share as we continue to invest in our core business and adjacencies.”

Full Year 2016 Outlook:

In light of weaker-than-expected year to date financial results and a forecasted lower fourth quarter compared with the fourth quarter of 2015, the Company has revised its 2016 net sales and billings guidance. Net sales are now expected to be in the range of $1,320 to $1,380 million. Billings are now expected to be in the range of $1,370 to $1,430 million.

Pre-publication or content development costs for 2016 are still expected to remain in the range of approximately $120 to $140 million.

Third Quarter 2016 Business Update:

Education Segment: Outside of the California English Language Arts adoption, HMH continued its solid performance in other adoption opportunities including California Math and Florida Literature.

HMH is committed to investing in its core curriculum programs to improve its future competitive position in the domestic education market. The Company intends to offer new, state-of-the-art instructional programs in upcoming adoptions in Florida secondary Social Studies with opportunity beginning in 2017, California Social Studies and Florida Science beginning in 2018, and Texas Reading, California Science and Florida Mathematics beginning in 2019. HMH plans to further monetize these core curriculum program investments in other adoption and open territory markets. The Company’s new technology platform, which provides an intuitive and modern user experience leveraging digital functionality to engage students and enhance the learning experience, supports the recently launched next generation science programs, and will serve as the basis for HMH’s soon-to-be-announced social studies programs as well as new reading and mathematics curriculums.

HMH’s recently launched science program, HMH Science Dimensions, is the first K-12 program in the market built from the ground up to meet NGSS adopted by states nationwide. The program represents an entirely new approach to teaching science, focusing on investigative activities and three-dimensional learning while leveraging technology to provide new opportunities for engagement. The program includes integrated engineering content, new interactive learning components including HMH Field Trips, a virtual reality learning tool powered by Google Expeditions, and unparalleled teacher support.

Adjacent Markets: HMH plans to continue investing in its adjacencies, including intervention, assessment, professional services, international and consumer to achieve higher growth in these markets.

The Company continues to integrate the EdTech1 business during its first full year of ownership. While HMH anticipates higher growth in this business, the Company’s sales integration efforts are ongoing and it now expects single digit growth rate for the EdTech business for full year 2016 compared to the more rapid realization of revenue synergies expected at the start of the year.

HMH’s Heinemann business had another strong quarter of performance due to many bestselling products such as the new edition of Benchmark Assessments I and the continuing strength of Reading Strategies, which is close to becoming Heinemann’s best all-time selling professional development title.

In the consumer space, HMH launched GO Math! GO, a playful learning app that offers kids 3-7 a fun, engaging math experience rooted in its popular GO Math! classroom curriculum. Curious World, HMH’s curated digital collection of licensed and original short-form video, games and books for young learners, continued to grow, topping over 1,000 pieces of content and adding films from known and beloved IP such as They Might Be Giants from Disney Sound and StoryBots® from JibJab Bros. Studios.

Trade Publishing Segment: HMH’s Trade Publishing segment performed well largely due to strong sales of frontlist titles such as The Whole 30, Little Blue Truck Halloween, Steve Young’s QB and How to Bake Everything. The Whole 30 has been on the New York Times bestseller list for over 52 weeks, with over half a million copies sold.

In December, HMH plans to publish a new title by #1 bestselling author of the 4-Hour Workweek, Tim Ferriss. On the cusp of 100 million downloads, The Tim Ferriss Show is consistently ranked as one of the most popular podcasts in the world. Ferriss has been included in Fast Company’s “Most Innovative Business People” and Forbes magazine’s “Names You Need to Know.”

Integration and Corporate Highlights: 2016 is an investment year for the Company. The Company continues to integrate the EdTech business, implement upgrades to its technology infrastructure and relocate to more efficient new office locations. These investments will increase operational efficiencies to allow for HMH’s continued growth.

Third Quarter 2016 Financial Results:

Net Sales and Billings: Net sales for the three months ended September 30, 2016 were $533 million, a decrease of 7%, or $42 million, from the same period in 2015. The net sales decrease was primarily driven by a decline in domestic education net sales of $48 million due to a smaller new adoption market in 2016 versus 2015, coupled with lower market share, $6 million of lower delivered professional

[1]	The EdTech business was acquired on May 29, 2015 from Scholastic Corporation.

services and $6 million of lower net sales from the assessment business, primarily clinical, due to the natural decline of sales over time following the initial release of a new product version in 2014. Partially offsetting the decrease was a $3 million increase in net sales of the international business and $3 million of higher Trade Publishing net sales.

Billings, an operating measure, which is calculated as net sales taking into account the change in deferred revenue, for the three months ended September 30, 2016 were $620 million compared with $682 million for the same period in 2015. This 9%, or $62 million, decrease in billings was largely driven by the aforementioned drivers for net sales.

Net Income: Net income in the third quarter of 2016 was $90 million, a decrease of 31% or $41 million, compared with net income of $131 million in the third quarter of 2015. The decrease was primarily due to lower net sales as well as a lower income tax benefit due to a large reversal of uncertain tax positions in the prior year, partially offset by lower operating costs and lower interest expense.

Adjusted EBITDA: Adjusted EBITDA for the third quarter was $168 million, a decrease of 12% or $23 million, compared with $192 million, in the third quarter of 2015. The decline is primarily due to lower net sales partially offset by lower operating costs.

Cost of Sales: Cost of sales decreased by 6% or $18 million, year-over-year from $272 million to $255 million, due to lower net sales volume and lower amortization costs.

Selling and Administrative Costs: Selling and administrative costs for the three months ended September 30, 2016, decreased 3% or $7 million, year-over-year to $185 million, compared with $192 million for the same period in 2015, primarily due to lower sales commissions attributed to lower sales performance partially offset by higher labor costs.

Pre-Publication Costs: Content development or pre-publication expenditures decreased 12% or $4 million, from $33 million to $29 million in the third quarter of 2016, primarily due to timing.

Cash Flow: Net cash provided by operating activities was $9 million for the nine months ended September 30, 2016, a $154 million decrease from the $163 million provided by operating activities for the nine months ended September 30, 2015. The decrease in cash provided by operating activities from 2015 to 2016 was primarily driven by less profitable operations and the impact of changes in working capital.

HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the nine months ended September 30, 2016, was a usage of $176 million compared with favorable free cash flow generation of $35 million for the same period in 2015. The increased usage of $210 million is primarily due to drivers impacting reduced operating cash and higher capital expenditures.

As of September 30, 2016, HMH had $217 million of cash and cash equivalents and short-term investments compared with $432 million at December 31, 2015. Our cash position for the quarter was impacted by the inherent seasonality of the academic calendar. Consequently, the performance of the business is difficult to compare by consecutive quarters and should be considered on the basis of results for the whole year.

Share Repurchase Program: During the third quarter, HMH repurchased 271,648 shares of its common stock for approximately $4 million under its share repurchase program. As of the end of the third quarter 2016, approximately $482 million was available for share repurchases under the aggregate $1 billion share repurchase program. The aggregate $1 billion share repurchase program may be executed through the end of 2018. Repurchases under the program may be made from time to time in open market, including under trading plans, or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations.

Conference Call:

At 8:30 a.m. EDT on Thursday, November 3, 2016, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 95775913

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/bsnnawcg

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until November 10, 2016 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 95775913.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with costs such as severance, separation and facility closure costs, acquisition-related activity costs; and restructuring/integration costs. Accordingly, management believes that this measurement is useful for comparing our performance from period to period. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue and to exclude pre-publication costs) are used as performance measures to determine certain compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures is limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contact:

Investor Relations

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial condition; pre-publication or content development costs; liquidity; EdTech integration timing and impact; products, including for new adoptions; our outlook for the fourth quarter and full year 2016; prospects; growth; markets and market share; strategies, including with respect to investing in our core products and, including opportunities and adjacent markets; the industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; industry cycles and trends; the rate and state of technological change; changes in product distribution channels and concentration of retailer power; changes in our competitive environment; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems; dependence on a small number of print and paper vendors; third-party software and technology development; our ability to identify, complete, or achieve the expected benefits of, acquisitions; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(in thousands of dollars, except share information)	Unaudited September 30, 2016	Audited December 31, 2015
Assets
Current assets
Cash and cash equivalents	$150,098	$234,257
Short-term investments	66,403	198,146
Accounts receivable, net	438,596	256,099
Inventories	169,662	171,446
Prepaid expenses and other assets	25,589	22,877

Total current assets	850,348	882,825
Property, plant, and equipment, net	179,170	149,680
Pre-publication costs, net	320,536	321,931
Royalty advances to authors, net	46,630	44,736
Goodwill	783,073	783,073
Other intangible assets, net	848,052	912,955
Deferred income taxes	3,540	3,540
Other assets	20,723	23,210

Total assets	$3,052,072	$3,121,950

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	86,811	94,483
Royalties payable	83,517	85,766
Salaries, wages, and commissions payable	39,796	45,340
Deferred revenue	277,498	231,172
Interest payable	106	106
Severance and other charges	7,145	4,894
Accrued postretirement benefits	1,910	1,910
Other liabilities	31,445	34,937

Total current liabilities	536,228	506,608
Long-term debt, net of discount and issuance costs	765,874	769,283
Long-term deferred revenue	464,052	440,625
Accrued pension benefits	20,757	23,726
Accrued postretirement benefits	22,275	23,657
Deferred income taxes	153,098	139,810
Other liabilities	27,116	19,920

Total liabilities	1,989,400	1,923,629

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 147,397,039 and 145,613,978 shares issued at September 30, 2016 and December 31, 2015, respectively; 122,820,005 and 123,940,510 shares outstanding at September 30, 2016 and December 31, 2015, respectively	1,474	1,456
Treasury stock, 24,577,034 and 21,673,468 shares as of September 30, 2016 and December 31, 2015, respectively, at cost (related parties of $193,493 in 2016 and 2015)	(518,030)	(463,013)
Capital in excess of par value	4,865,615	4,833,388
Accumulated deficit	(3,237,299)	(3,133,782)
Accumulated other comprehensive loss	(49,088)	(39,728)

Total stockholders’ equity	1,062,672	1,198,321

Total liabilities and stockholders’ equity	$3,052,072	$3,121,950

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except share and per share information)	2016	2015	2016	2015
Net sales	$533,021	$575,507	$1,130,879	$1,118,059
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	206,177	220,492	485,161	485,137
Publishing rights amortization	14,573	19,358	46,779	61,649
Pre-publication amortization	33,903	32,437	93,499	86,809

Cost of sales	254,653	272,287	625,439	633,595
Selling and administrative	185,252	191,843	538,406	505,539
Other intangible asset amortization	5,980	7,255	18,124	14,734
Severance and other charges	3,765	1,563	8,895	3,605

Operating income (loss)	83,371	102,559	(59,985)	(39,414)

Other income (expense)
Interest expense	(9,493)	(10,196)	(28,228)	(22,310)
Change in fair value of derivative instruments	257	(42)	422	(1,893)
Loss on extinguishment of debt	—	(878)	—	(3,051)

Income (loss) before taxes	74,135	91,443	(87,791)	(66,668)
Income tax expense (benefit)	(15,887)	(39,638)	15,726	(30,066)

Net income (loss)	$90,022	$131,081	$(103,517)	$(36,602)

Net income (loss) per share attributable to common stockholders
Basic	$0.74	$0.97	$(0.85)	$(0.26)

Diluted	$0.73	$0.94	$(0.85)	$(0.26)

Weighted average shares outstanding
Basic	122,011,716	135,169,318	122,349,857	138,978,746

Diluted	123,017,854	139,813,309	122,349,857	138,978,746

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2016	2015
Cash flows from operating activities
Net loss	$(103,517)	$(36,602)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	217,361	216,542
Amortization of debt discount and deferred financing costs	3,134	5,807
Deferred income taxes	13,288	42,193
Stock compensation	8,754	9,928
Loss on extinguishment of debt	—	3,051
Change in fair value of derivative instruments	(422)	1,893
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(182,496)	(191,826)
Inventories	1,784	12,074
Other assets	1,490	(8,772)
Accounts payable and accrued expenses	(9,774)	25,693
Royalties payable and author advances, net	(3,918)	15,718
Deferred revenue	69,753	147,583
Interest payable	—	59
Severance and other charges	1,480	(2,670)
Accrued pension and postretirement benefits	(4,351)	(4,053)
Other liabilities	(3,111)	(73,240)

Net cash provided by operating activities	9,455	163,378

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	197,724	286,732
Purchases of short-term investments	(66,437)	(146,518)
Additions to pre-publication costs	(94,659)	(78,978)
Additions to property, plant, and equipment	(90,496)	(49,642)
Acquisition of business, net of cash acquired	—	(578,190)
Investment in preferred stock	(1,000)	—

Net cash used in investing activities	(54,868)	(566,596)

Cash flows from financing activities
Proceeds from term loan, net of discount	—	796,000
Payments of long-term debt	(6,000)	(245,125)
Payments of deferred financing fees	—	(15,255)
Repurchases of common stock (related parties of $193,493 in 2015)	(55,017)	(239,408)
Tax withholding payments related to net share settlements of restricted stock units	(1,410)	(658)
Proceeds from stock option exercises	21,484	28,126
Issuance of common stock under employee stock purchase plan	2,197	—

Net cash (used in) provided by financing activities	(38,746)	323,680

Net decrease in cash and cash equivalents	(84,159)	(79,538)
Cash and cash equivalent at the beginning of the period	234,257	456,581

Cash and cash equivalent at the end of the period	$150,098	$377,043

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Consolidated

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$90,022	$131,081	$(103,517)	$(36,602)
Interest expense	9,493	10,196	28,228	22,310
Provision (benefit) for income taxes	(15,887)	(39,638)	15,726	(30,066)
Depreciation expense	21,225	17,165	58,959	53,350
Amortization expense	54,456	59,050	158,402	163,192
Non-cash charges—stock compensation	2,081	3,116	8,754	9,928
Non-cash charges—(gain) loss on derivative instrument	(257)	42	(422)	1,893
Purchase accounting adjustments	1,197	4,046	4,285	5,120
Fees, expenses or charges for equity offerings, debt or acquisitions	92	—	1,071	18,791
Restructuring/Integration	2,184	4,043	12,198	4,805
Severance, separation costs and facility closures	3,765	1,563	8,895	3,605
Loss on extinguishment of debt	—	878	—	3,051
Legal settlement	—	—	10,000	—

Adjusted EBITDA	$168,371	$191,542	$202,579	$219,377

Free Cash Flow

	Nine Months Ended September 30,
(in thousands of dollars)	2016	2015
Cash flows from operating activities
Net cash provided by operating activities	$9,455	$163,378
Cash flows from investing activities
Additions to pre-publication costs	(94,659)	(78,978)
Additions to property, plant, and equipment	(90,496)	(49,642)

Free Cash Flow	$(175,700)	$34,758

Houghton Mifflin Harcourt Company

Billings (Unaudited)

Billings

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2016	2015	2016	2015
Net sales	$533,021	$575,507	$1,130,879	$1,118,059
Change in deferred revenue	87,118	106,186	69,753	147,583

Billings	$620,139	$681,693	$1,200,632	$1,265,642

Billings is an operating measure utilized by the company derived as shown above.